Exhibit 99.2

P.O. Box 25099 ☐ Richmond, VA 23260 ☐ Phone: (804) 359-9311 ☐ Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces Improved Annual Results

Richmond, VA, May 21, 2007 / PRNEWSWIRE

Allen B. King, Chairman and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that income from continuing operations for the fourth quarter of fiscal year 2007, which ended on March 31, 2007, was $21.1 million, or $0.65 per diluted share. That performance represented a significant improvement over last year’s results, which reflected a loss of $25.3 million, or $0.98 per diluted share, from continuing operations. Fourth quarter earnings for fiscal year 2007 included about $15.1 million in impairment costs, primarily related to the Company’s decision to end its direct involvement in its African flue-cured growing projects. The impairment costs also included charges related to the value of a corporate aircraft currently being marketed. Impairment charges and related tax effects reduced earnings per diluted share by $0.17. The same quarter in fiscal year 2006 included about $33.6 million, or $1.19 per diluted share, in restructuring and impairment charges related to investments in Zimbabwe and U.S. operations. Results were significantly improved over last year’s fourth quarter largely due to the reduced restructuring and impairment costs, as well as improvements in the Company’s flue-cured and burley operations. Revenues in the quarter were $504 million, up 24% from the same period last year. Net income for the quarter, which includes results from discontinued operations, was $19.5 million, or $0.59 per diluted share, compared to a net loss of $24.7 million, or $0.96 per diluted share, last year.

For the fiscal year ended March 31, 2007, income from continuing operations was $80.4 million, or $2.52 per diluted share, including the effect of the restructuring and impairment charges recognized throughout the fiscal year. Those charges, which totaled about $31 million, were primarily composed of impairment charges on long-lived assets and Company-managed farming operations in Africa and, combined with related tax effects, reduced net income by $24.2 million, or $0.93 per diluted share. For last year, the Company has reported a loss from continuing operations of $3.0 million, or $0.12 per share, including the effect of restructuring and impairment charges of $57.5 million, or $1.80 per diluted share. Income from continuing operations showed a marked improvement over last year, reflecting better results in all segments. Revenues for fiscal year 2007 increased by about 13%, to $2 billion. Net income for the fiscal year, which includes results from discontinued operations, was $44.4 million, or $1.13 per diluted share, compared to $7.9 million, or $0.31 per diluted share, last year.

Mr. King noted, “We are very pleased with our recovery in fiscal year 2007. While it will take time to restore our profitability to prior levels, we have made substantial progress. Our customers have supported us with margin improvement during this difficult recovery year. We have significantly reduced our debt levels and strengthened our balance sheet, reflecting in part our significant asset sale earlier in the year. We are beginning to see the results of our efforts reflected in reported earnings and better cash flow. Although we have seen improvements this year from steps we took last year, we continue our efforts to improve our worldwide operations and to eliminate unproductive operations and assets. We have made the decision to end our direct involvement in various

- MORE -

Universal Corporation

flue-cured growing projects in Africa and are taking the necessary steps to right-size the operations. Looking ahead, we expect new challenges. We have reduced our Brazilian flue-cured production and the quality of the crop is better, but smaller burley crops in Africa along with higher costs in most of the major producing areas of the world will present challenges for next year. The U.S. dollar continues to be weak against many currencies and, although we work with our customers to mitigate the effect of that where we can, it remains a source of higher costs in many areas. In addition, in the current year, our North American operations benefited from the higher sales volume associated with the sale of old-crop burley tobacco, but fiscal year 2008 will not have the same benefit. Tobacco production in Canada has fallen severely over the last few years and is forecast to decline by about one third for fiscal year 2008. We are continuing to work to reduce our cost structure there. Fiscal year 2008 should not see the same level of impairment and restructuring costs that we have recognized over the last two years. We believe that we have been taking the necessary actions to improve our performance for the long term.”

Flue-cured and burley operations earned $37.8 million in the fourth fiscal quarter, compared to last year’s performance of $6.5 million. Operating income for the North America segment declined slightly primarily due to lower processing volume in Canada where crops were smaller. Revenues have increased by $22 million, reflecting higher shipments of U.S. leaf in the quarter, in part due to last year’s shipment delays. The Other Regions segment reported significantly higher operating income for the quarter, largely due to higher shipments in South America and lower charges and improved performance in Africa. South America benefited from strong fourth quarter sales of current year crop that historically occurred earlier in the year. Last year’s fourth quarter results for Africa were negatively impacted by large farmer receivable write-offs and currency remeasurement losses. The current quarter reflected about $3 million in provisions for farmer receivables compared to last year’s $20 million for South America and Africa, and remeasurement and foreign exchange items caused a $9 million favorable variance compared to last year since the Company did not experience the rapid currency movements that were pervasive in the prior year’s fourth quarter. The reduction in those expenses caused selling, general and administrative expenses to decline sharply in the fourth quarter. Revenues for the Other Regions segment were $294 million, representing an increase of $72 million, or about 32%, reflecting higher shipments in South America and increased pricing.

For the year ended March 31, 2007, flue-cured and burley operations earned $172 million, up $73 million from last year. Results of the North America segment improved by $15.2 million, and the primary factors causing that improvement were increased export and processing volumes, cost savings related to last year’s closure of the Danville, Virginia, facility, one-time sales of tobacco purchased from the stabilization cooperatives, and better pricing. The North America segment also benefited from carryover sales of prior year tobacco. North America revenues increased by $92 million, or 36%, principally due to sales of old crop tobacco. The results of the Other Regions segment increased by $57.7 million, primarily due to better pricing and sales mix. Operating improvements were evident in African operations, in Europe, and in South America. In addition, comparisons benefited from the absence of losses incurred in the Company’s Zimbabwe operations prior to their deconsolidation last year and the lower remeasurement losses mentioned above. Finally, results of the Other Regions segment also reflected the favorable resolution of a tax case in South America that resulted in the recovery of $8.5 million in revenue taxes and interest. The recovery was recorded as part of sales and other operating revenues. Provisions for farmer receivables totaled $32 million for Africa and South America, compared to $28.5 million in fiscal year 2006. Of these provisions, over half related to African leaf growing projects that the Company is exiting. Results also included inventory valuation charges related to African flue-cured tobacco of approximately $13 million in fiscal year 2007 and $10 million in fiscal year 2006. Revenues of the Other Regions segment for the year increased by 9% primarily due to higher sales prices in South America, where the Company experienced increased farmer prices and a strong local currency.

The Other Tobacco Operations segment also showed substantial improvement for the fiscal year, but declined in the fourth quarter due to shipment delays. The dark air-cured operations benefited from higher sales volumes for wrapper and increased leaf sales. The operations also benefited from the Company’s decision last year to reduce overhead and to close its Colombia dark tobacco operation. Volume attributed to the Company’s 49%-owned Oriental tobacco joint venture was lower for the quarter and year primarily due to shipment timing. Revenues for this segment increased by $3.0 million in the quarter and $17.7 million in the fiscal year.

- M O R E -

Universal Corporation

The consolidated effective income tax rates for continuing operations for the three and twelve months ended March 31, 2007, were approximately 54% and 45%, respectively. The rate for the quarter is higher than the 35% U.S. marginal corporate tax rate due primarily to excess foreign taxes in countries where the tax rate exceeds the U.S. tax rate, low tax benefits provided on a foreign subsidiary with an operating loss in the quarter, and high state income taxes due to improved earnings in the United States. For the year, in addition to the factors noted in the quarter, the tax rate is higher because a limited income tax benefit was provided on current year losses in Zambia.

The loss from discontinued operations in the fourth quarter of fiscal year 2007 was $1.6 million, or $0.06 per diluted share. For the fiscal year ended March 31, 2007, the loss from discontinued operations was $36 million, or $1.39 per diluted share. Results from discontinued operations for the fiscal year reflected the operating results and estimated effects of selling the Company’s non-tobacco businesses, the largest part of which occurred in the second fiscal quarter. During that quarter, Universal completed the sale of the non-tobacco businesses managed by its wholly owned subsidiary, Deli Universal Inc. Those businesses were its lumber and building products distribution segment and a substantial portion of its agri-products segment. The total value of the transaction was approximately $565 million. After selling and other expenses, the net value was approximately $550 million. The Company’s financial statements now report the results and financial position of the businesses that were sold as discontinued operations for all periods. The value of the transaction is subject to refinement, which could result in future adjustments. Those adjustments could also affect the loss on the sale.

Additional information

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2006.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available for one week by dialing (888) 203-1112. The confirmation number to access the replay is 1174672.

Headquartered in Richmond, Virginia, Universal Corporation is one of the world’s leading tobacco merchants and processors and conducts business in more than 35 countries. Universal has announced plans to sell its non-tobacco businesses. The revenues of its tobacco business for the fiscal year ended March 31, 2007, were $2.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

- M O R E -

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$504,485	$407,628	$2,007,272	$1,781,312
Costs and expenses
Cost of goods sold	424,129	327,218	1,563,522	1,412,209
Selling, general and administrative expenses	36,732	67,436	249,269	252,376
Restructuring and impairment costs	15,082	33,602	30,890	57,463

Operating income (loss)	28,542	(20,628)	163,591	59,264
Equity in pretax earnings of unconsolidated affiliates	8,933	10,253	14,235	14,140
Interest income	3,657	395	10,845	2,056
Interest expense	11,833	15,517	53,794	60,787

Income (loss) before income taxes and other items	29,299	(25,497)	134,877	14,673
Income taxes	15,923	4,048	61,126	21,933
Minority interests, net of income taxes	(7,745)	(4,286)	(6,660)	(4,287)

Income (loss) from continuing operations	21,121	(25,259)	80,411	(2,973)
Income (loss) from discontinued operations, net of income taxes	(1,605)	535	(36,059)	10,913

Net income (loss)	$19,516	($24,724)	$44,352	$7,940
Dividends on convertible perpetual preferred stock	(3,712)	—	(14,685)	—

Earnings (loss) available to common shareholders	$15,804	($24,724)	$29,667	$7,940

Earnings (loss) per common share:
Basic:
From continuing operations	$0.66	$(0.98)	$2.53	$(0.12)
From discontinued operations	(0.06)	0.02	(1.39)	0.43

Net income (loss)	$0.60	$(0.96)	$1.14	$0.31

Diluted:
From continuing operations	$0.65	$(0.98)	$2.52	$(0.12)
From discontinued operations	(0.06)	0.02	(1.39)	0.43

Net income (loss)	$0.59	$(0.96)	$1.13	$0.31

See accompanying notes.

- M O R E -

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2007	March 31, 2006
	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$358,236	$62,486
Accounts receivable, net	261,106	212,639
Advances to suppliers, net	113,396	119,131
Accounts receivable—unconsolidated affiliates	37,290	16,675
Inventories—at lower of cost or market:
Tobacco	595,901	666,708
Other	40,577	42,746
Prepaid income taxes	8,760	7,351
Deferred income taxes	25,182	22,078
Other current assets	62,480	47,338
Current assets of discontinued operations	42,437	609,028

Total current assets	1,545,365	1,806,180
Property, plant and equipment
Land	16,640	16,796
Buildings	241,410	252,148
Machinery and equipment	512,586	537,343

	770,636	806,287
Less accumulated depreciation	(410,478)	(394,830)

	360,158	411,457
Other assets
Goodwill	104,284	105,802
Investments in unconsolidated affiliates	104,316	95,988
Deferred income taxes	81,003	85,994
Other noncurrent assets	133,696	170,223
Noncurrent assets of discontinued operations	—	217,020

	423,299	675,027

Total assets	$2,328,822	$2,892,664

See accompanying notes.

- M O R E -

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2007	March 31, 2006
	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$131,159	$318,710
Accounts payable	220,181	194,862
Accounts payable—unconsolidated affiliates	644	2,727
Customer advances and deposits	133,608	98,750
Accrued compensation	18,519	16,996
Income taxes payable	11,549	3,129
Current portion of long-term obligations	164,000	8,537
Current liabilities of discontinued operations	13,314	285,418

Total current liabilities	692,974	929,129

Long-term obligations	398,952	762,201
Pensions and other postretirement benefits	100,004	100,414
Other long-term liabilities	70,528	68,373
Deferred income taxes	29,809	31,072
Noncurrent liabilities of discontinued operations	—	18,805

Total liabilities	1,292,267	1,909,994

Minority interests	5,822	17,799

Shareholders’ equity
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 220,000 shares issued and outstanding (200,000 at March 31, 2006) .	213,024	193,546
Common stock, no par value, 100,000,000 shares authorized, 26,948,599 shares issued and outstanding (25,748,306 at March 31, 2006)	176,453	120,618
Retained earnings	682,232	697,987
Accumulated other comprehensive loss	(40,976)	(47,280)

Total shareholders’ equity	1,030,733	964,871

	$2,328,822	$2,892,664

Total liabilities and shareholders’ equity

See accompanying notes.

- M O R E -

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Fiscal Year Ended March 31,
	2007	2006
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING OPERATIONS:
Net income	$44,352	$7,940
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Net loss (income) from discontinued operations	36,059	(10,913)
Depreciation	46,423	46,925
Amortization	1,882	3,386
Provisions for losses on advances to suppliers	31,822	28,486
Restructuring and impairment costs	30,890	57,463
Other, net	2,525	(15,449)
Changes in operating assets and liabilities, net	51,981	(78,109)

Net cash provided by operating activities of continuing operations	245,934	39,729

CASH FLOWS FROM INVESTING ACTIVITIES OF CONTINUING OPERATIONS:
Purchase of property, plant and equipment	(25,178)	(55,743)
Proceeds from sale of businesses, less cash of businesses sold	385,545	—
Proceeds from sale of property, plant, and equipment and other	7,302	20,187

Net cash provided (used) by investing activities of continuing operations	367,669	(35,556)

CASH FLOWS FROM FINANCING ACTIVITIES OF CONTINUING OPERATIONS:
Issuance (repayment) of short-term debt, net	(140,406)	52,135
Repayment of long-term debt	(208,530)	(190,032)
Issuance of convertible perpetual preferred stock, net of issuance costs	19,478	193,546
Issuance of common stock	50,958	3,098
Dividends paid on convertible perpetual preferred stock	(14,685)	—
Dividends paid on common stock	(45,423)	(43,716)
Other	(1,067)	(3,712)

Net cash provided (used) by financing activities of continuing operations	(339,675)	11,319

Net cash provided by continuing operations	273,928	15,492

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities of discontinued operations	50,477	23,307
Net cash used by investing activities of discontinued operations	(9,589)	(28,206)
Net cash provided (used) by financing activities of discontinued operations	(23,068)	4,509

Net cash provided (used) by discontinued operations	17,820	(390)

Effect of exchange rate changes on cash	95	(128)
Deconsolidation of Zimbabwe operations	—	(6,967)

Net increase in cash and cash equivalents	291,843	8,007
Cash and cash equivalents of continuing operations at beginning of year	62,486	54,089
Cash and cash equivalents of discontinued operations at beginning of year	4,146	4,536
Less: Cash and cash equivalents of discontinued operations at end of period	239	4,146

Cash and cash equivalents at end of period	$358,236	$62,486

Significant non-cash items from investing activities of continuing operations for the year ended March 31, 2007, included the buyer’s assumption of $153,560 of notes payable and overdrafts with the sale of businesses.

See accompanying notes.

- M O R E -

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco and agri-products. Previously, the Company also had operations in lumber and building products; however, those businesses, along with a portion of its agri-products operations, were sold on September 1, 2006. In December 2006, the Company adopted a plan to sell the remaining agri-products operations. One of those businesses was sold in January 2007, and the others are held for sale at March 31, 2007. The lumber and building products operations and the agri-products operations are reported as discontinued operations for all periods in the accompanying financial statements. The Company’s worldwide tobacco business now represents its continuing operations.

Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This press release should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At March 31, 2007, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $203 million. About 60% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company under the related guarantee; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $203 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $10 million and $8 million at March 31, 2007 and 2006, respectively.

Various subsidiaries of the Company are involved in litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the three- and twelve-month periods ended March 31, 2007 and 2006.

- M O R E -

Universal Corporation

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
(In thousands, except per share data)

Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
From continuing operations:
Income (loss) from continuing operations	$21,121	$(25,259)	$80,411	$(2,973)
Less: Dividends on convertible perpetual preferred stock	(3,712)	—	(14,685)	—

Earnings (loss) available to common shareholders from continuing operations	17,409	(25,259)	65,726	(2,973)

From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	(1,605)	535	(36,059)	10,913

Net income (loss) available to common shareholders	$15,804	$(24,724)	$29,667	$7,940

Denominator for basic earnings (loss) per share
Weighted average shares outstanding	26,427	25,733	25,935	25,707

Basic earnings (loss) per share:
From continuing operations	$0.66	$(0.98)	$2.53	$(0.12)
From discontinued operations	(0.06)	0.02	(1.39)	0.43

Net income (loss) per share	$0.60	$(0.96)	$1.14	$0.31

Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
From continuing operations:
Earnings (loss) available to common shareholders from continuing operations	$17,409	$(25,259)	$65,726	$(2,973)
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	—	—	—

Earnings (loss) available to common shareholders from continuing operations for calculation of diluted earnings (loss) per share	17,409	(25,259)	65,726	(2,973)
From discontinued operations:
Earnings (loss) available to common shareholders from discontinued operations	(1,605)	535	(36,059)	10,913

Net income (loss) available to common shareholders	$15,804	$(24,724)	$29,667	$7,940

Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	26,427	25,733	25,935	25,707
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	—	—	—
Employee share-based awards	254	—	115	—

Denominator for diluted earnings (loss) per share	26,681	25,733	26,050	25,707

Diluted earnings (loss) per share:
From continuing operations	$0.65	$(0.98)	$2.52	$(0.12)
From discontinued operations:	(0.06)	0.02	(1.39)	0.43

Net income (loss) per share	$0.59	$(0.96)	$1.13	$0.31

- M O R E -

Universal Corporation

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the performance of the Company’s tobacco business is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. Oriental tobacco operations consist principally of a 49% interest in an affiliate, and performance of those operations is evaluated based on the Company’s equity in the pretax earnings of that affiliate. Under this structure, the Company has the following primary operating segments: North America, South America, Africa, Europe, Asia, Dark Air-Cured, Special Services, and Oriental. North America, South America, Africa, Europe, and Asia are primarily involved in flue-cured and/or burley leaf tobacco operations for supply to cigarette manufacturers. From time to time, the segments may trade in tobaccos that differ from their main varieties, but those activities are not significant to their overall results.

The five regional operating segments serving the Company’s cigarette manufacturer customer base share similar characteristics in the nature of their products and services, production processes, class of customer, product distribution methods, and regulatory environment. Based on the applicable accounting guidance, four of the regions – South America, Africa, Europe, and Asia – are aggregated into a single reporting segment because they also have similar economic characteristics. North America is reported as an individual operating segment because its economic characteristics are dissimilar from the other regions, as its operations do not require significant working capital investments for crop financing and inventory, and toll processing is an important source of its operating income. The Dark Air-Cured, Special Services and Oriental segments, which have dissimilar characteristics in some of the categories mentioned above, are reported as “other tobacco operations” because each is below the measurement threshold for separate reporting.

Universal incurs overhead expenses related to senior management, finance, legal, and other functions that are centralized at its corporate headquarters, as well as functions performed at several sales and administrative offices around the world. These overhead expenses are allocated to the various operating segments, generally on the basis of tobacco volumes processed and/or sold. Management believes this method of allocation is representative of the value of the related services provided to the operating segments. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

- M O R E -

Universal Corporation

Operating results for the Company’s reportable segments for the three- and twelve-month periods ended March 31, 2007 and 2006, were as follows:

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
(in thousands of dollars)

SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$95,437	$73,239	$348,926	$257,306
Other regions (1)	294,098	222,404	1,373,562	1,256,872

Subtotal	389,535	295,643	1,722,488	1,514,178
Other tobacco operations (2)	114,950	111,985	284,784	267,134

Consolidated sales and other operating revenues	$504,485	$407,628	$2,007,272	$1,781,312

OPERATING INCOME (LOSS)
Flue-cured and burley leaf tobacco operations:
North America	$13,107	$14,003	$40,276	$25,075
Other regions (1)	24,680	(7,462)	131,841	74,121

Subtotal	37,787	6,541	172,117	99,196
Other tobacco operations (2)	14,770	16,686	36,599	31,671

Segment operating income	52,557	23,227	208,716	130,867

Less:
Equity in pretax earnings of unconsolidated affiliates (3)	8,933	10,253	14,235	14,140
Restructuring and impairment costs (4)	15,082	33,602	30,890	57,463

Consolidated operating income	$28,542	$(20,628)	$163,591	$59,264

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services and Oriental, as well as inter-company eliminations. Oriental does not contribute significantly to the reported amounts for sales and other operating revenues because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.
(4)	Item is not included in segment operating income, but is included in consolidated operating income.

# # #